Exhibit 99.1

   Acadia Realty Trust Reports First Quarter 2007 Operating Results


    NEW YORK--(BUSINESS WIRE)--April 26, 2007--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT"), today reported operating results for the quarter ended March 31, 2007. All per share amounts discussed below are on a fully diluted basis.

                     First Quarter 2007 Highlights

    Earnings - 2007 first quarter FFO up 29% and EPS up 54%

    -- Funds from operations ("FFO") per share of $0.36 for the first quarter 2007 compared to $0.28 for first quarter 2006

    --  Earnings per share ("EPS") for 2007 of $0.20 compared to $0.13 for 2006

    Core Portfolio - Continued asset recycling

    -- Completed acquisitions in both Manhattan and Staten Island, New York in connection with core portfolio asset recycling program

    New York Urban/Infill Redevelopment Initiative - Addition to pipeline under contract

    -- Entered into agreement for the purchase of leasehold interest in The Gallery at Fulton Street in downtown Brooklyn for approximately $120.0 million

    --  Commenced construction at Fordham Plaza during first quarter
        2007

    RCP Venture -Albertson's investment returns 192% of invested capital

    -- Received distributions totaling approximately $44.4 million during quarter of which Acadia's share, after allocation to minority interests, amounted to approximately $8.9 million

    First Quarter Operating Results

    For the quarter ended March 31, 2007, FFO, a widely accepted measure of REIT performance, was $12.1 million, or $0.36 per share, compared to $9.6 million, or $0.28 per share for the quarter ended March 31, 2006. EPS was $0.20 for first quarter 2007 compared to $0.13 for first quarter 2006. Included in the first quarter 2007 operating results was $2.9 million of income, net of income taxes and minority interest, from Acadia's investment in Albertson's through its Retailer Controlled Property ("RCP") Venture.

    Portfolio Activity -Continued asset recycling with two New York City acquisitions

    During the first quarter of 2007, Acadia furthered its goal of continually upgrading the quality of its core asset base with the completion of two acquisitions through its 1031 exchange program. The Staten Island acquisition enabled Acadia to defer, for income tax purposes, a $15.8 million gain from the fourth quarter 2006 sale of a non-core asset. The Manhattan acquisition established a new forward 1031 exchange position. Details of the two acquisitions are as follows:

    200 West 54th Street, Manhattan, NY

    Acadia acquired the retail commercial condominium spanning 7th Avenue between 53rd and 54th Streets along with a contiguous medical office unit for $36.6 million in cash. The property is approximately 10,000 square feet and includes 165 feet of frontage on 7th Avenue. The location is in a prime commercial and retail neighborhood in Manhattan, five blocks south of Central Park, three blocks south of Carnegie Hall, and borders Times Square to the north. The largest tenant in the property is the Stage Delicatessen, a New York landmark and tourist attraction which has operated out of this location for more than 70 years.

    145 East Service Road, Staten Island, NY

    Acadia also acquired, for $17.0 million, a 52,000 square foot building located on Route 440 (West Shore Expressway), near the intersection of Route 440 and the Staten Island Expressway (I-278). The entire property, which is currently being renovated, is net-leased to LA Fitness, which currently operates approximately 150 fitness centers throughout the United States and is considered a leader in the fitness industry. Completion of the build-out is anticipated during the third quarter of 2007.

    Core portfolio performance

    Including its pro-rata share of joint venture operating properties, Acadia's portfolio occupancy was 94.0% for the quarter ended March 31, 2007, which is unchanged from December 31, 2006 occupancy levels. Same store net operating income ("NOI") for the retail portfolio decreased approximately $0.1 million, or 0.8%, for first quarter 2007 compared with first quarter 2006. A 0.4% increase from revenues was offset by 1.2% increase in winter-related expenses for 2007. During the first quarter of 2007, Acadia executed new leases at an average rent increase of 6% and renewal leases at an average rent increase of 10% from the previous rents on a cash basis. Including the effect of the straight-lining of rents, new and renewal leases had an average rent increase of 16% and 15%, respectively.

    Balance Sheet - Portfolio debt is now 94% fixed-rate

    In connection with the underwriter's over-allotment option related to the $100.0 million issuance of 3.75% convertible notes during 2006, Acadia issued an additional $15.0 million of these notes during January 2007. During the first quarter 2007, Acadia paid down $21.3 million of floating-rate debt and refinanced a $30.0 million revolving and fully available line of credit, which bears interest at LIBOR plus 1.25% and matures in 2010. In addition, Acadia refinanced a $15.7 million mortgage with $26.0 million of fixed-rate debt at 5.4%.

    The following reflects the Company's ongoing focus on maintaining a strong balance sheet:

    -- Fixed-charge coverage ratio (EBITDA / interest expense plus preferred distributions) of 3.0 to 1 for the first quarter 2007

    --  Debt to total market capitalization of 33%

    --  Dividend payout ratio for the first quarter 2007 of 55% of FFO

    -- Approximately $160 million available under existing credit facilities

    -- 94% of the Company's total mortgage debt is now fixed-rate, inclusive of long-term interest rate swaps and adjusted for its pro-rata share of consolidated joint venture debt

    External Growth Continues with Focus on New York Urban/Infill
Redevelopments and RCP Venture

    New York Urban/Infill Redevelopment Program

    As previously announced during the first quarter of 2007, Acadia, through its Fund II New York Urban-Infill Redevelopment Initiative with P/A Associates ("Acadia P/A") and Paul Travis of Washington Square Partners (collectively, "Acadia P/A-Travis"), entered into an agreement for the purchase of the leasehold interest in The Gallery at Fulton Street and adjacent parking garage in downtown Brooklyn for approximately $120 million. The fee position in the property is owned by the City of New York and the agreement includes an option to purchase this fee position at a later date. Acadia P/A-Travis is partnering with MacFarlane Partners ("MacFarlane"), a leading national minority-owned real estate management firm, to co-develop the project.

    Plans for the property include the demolition of the existing structure and the development of a 1.6 million square foot mixed-use complex. The proposed development calls for the construction of a combination of retail, office and residential components, all of which are currently allowed as of right. The new lease with the City of New York is subject to approval at a hearing of the Mayor's Office of Contracts.

    Acadia P/A-Travis, a majority partner, together with MacFarlane, will develop and operate the retail component, which is anticipated to total 475,000 square feet of prime retail space. Acadia P/A-Travis will also participate in the development of the office component with MacFarlane, which is expected to include approximately 125,000 square feet of Class A office space. MacFarlane plans to develop and operate approximately 1,000 residential units with underground parking. Acadia P/A-Travis does not plan on participating in the development of, or having an ownership interest in, the residential component of the project.

    At the Company's Liberty Avenue project, an 11,000 square foot CVS and a 98,000 square foot self-storage facility opened for business during the first quarter of 2007. Leasing efforts are ongoing for the remaining 16,000 square feet of retail space. Also during the first quarter 2007, Acadia commenced construction activities at its Fordham Plaza project located in The Bronx.

    To date, the New York Urban/Infill program includes a total of eight projects for which acquisition and development costs are anticipated to total approximately $695.0 million. Construction is near completion at Liberty Avenue as discussed above and is ongoing at three additional locations.

    RCP Venture -Albertson's Investment Returns 192% of Invested
Capital

    Also as previously announced, the Company received, through its investment in the RCP Venture, a cash distribution totaling approximately $44.4 million from its ownership position in Albertson's during the first quarter of 2007. Acadia's share of this distribution, after allocation to minority interests, amounted to approximately $8.9 million. The distribution resulted from cash proceeds obtained by Albertson's in connection with its disposition of certain operating stores and a refinancing of the remaining assets held by the entity. The distribution in excess of invested capital resulted in an extraordinary gain of $23.7 million of which Acadia's share, net of minority interests and income taxes, amounted to $2.9 million.

    Outlook - Earnings Guidance for 2007

    The Company currently reaffirms its previously announced 2007 FFO and earnings per share forecast. On a fully diluted basis, FFO for 2007 is anticipated to range from $1.30 to $1.35 per share. 2007 EPS is expected to range from $0.65 to $0.70.

    Management Comments

    Commenting on the results for the first quarter, Kenneth F. Bernstein, President and CEO, stated, "We are extremely pleased with our first quarter results. The key components of our business are continuing to provide strong earnings growth and value creation. Our core portfolio was further enhanced with the addition of two New York City properties, replacing the five properties that we sold in the fourth quarter of 2006. On the external front, we continue to utilize our discretionary investment fund vehicles to enhance shareholder returns. With the addition of the Albee Square, Brooklyn redevelopment as our eighth New York Urban/Infill redevelopment, we are building an exciting portfolio of unique retail/mixed-use properties that should help fuel future significant growth for the next several years."

    Investor Conference Call

    Management will conduct a conference call on Friday, April 27, 2007 at 2:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-419-5570 (internationally 617-896-9871). The pass-code is "Acadia". The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The pass-code will be 58903997. The phone replay will be available through Friday, May 4, 2007.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood/community shopping centers and mixed-use properties with retail components.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future earnings, estimates regarding the timing of completion of, and costs relating to, our real estate redevelopment projects. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's most recent annual report on Form 10-K filed with the SEC on March 1, 2007 ("Form 10-K") and other periodic reports filed with the SEC, including risks related to: (i) the Company's reliance on revenues derived from major tenants;
(ii) the Company's limited control over joint venture investments;
(iii) the Company's partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates;
(vi) leverage; (vii) liability for environmental matters;(viii) the Company's growth strategy; (ix) the Company's status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company's website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com, which is not to be deemed a part of this press release


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2007 and 2006
            (dollars in thousands, except per share data)


                                                For the quarters ended
                                                      March 31,
                    Revenues                        2007       2006
                                                -----------  ---------
Minimum rents                                    $  18,854   $ 17,287
Percentage rents                                       138        185
Expense reimbursements                               3,342      3,877
Other property income                                  264        209
Management fee income                                1,075      1,201
Interest income                                      2,860      1,746
Other                                                  165      1,141
                                                -----------  ---------
     Total revenues                                 26,698     25,646
                                                -----------  ---------
               Operating expenses
Property operating                                   4,906      3,867
Real estate taxes                                    2,198      2,700
General and administrative                           5,448      5,307
Depreciation and amortization                        6,537      6,230
                                                -----------  ---------
     Total operating expenses                       19,089     18,104
                                                -----------  ---------
Operating income                                     7,609      7,542
Equity in earnings of unconsolidated affiliates        130      2,971
Interest expense                                    (6,147)    (5,185)
Minority interest                                    2,288     (1,076)
                                                -----------  ---------
Income from continuing operations before income
 taxes                                               3,880      4,252
Income taxes                                           (44)      (449)
                                                -----------  ---------
Income from continuing operations                    3,836      3,803
                                                -----------  ---------


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2007 and 2006
            (dollars in thousands, except per share data)


                                                For the quarters ended
                                                        March 31,
                                                   2007          2006
                                                -----------  ---------
Discontinued operations:
Operating income from discontinued operations     $     --    $   561
Minority interest                                       --        (11)
                                                -----------  ---------
Income from discontinued operations                     --        550
                                                -----------  ---------
Net income before extraordinary item                 3,836      4,353
                                                -----------  ---------

Extraordinary item:
Share of extraordinary gain from investment in
 unconsolidated affiliate                           23,690         --
Minority interest                                  (18,959)        --
Income taxes                                        (1,848)        --
                                                -----------  ---------
Income from extraordinary item                       2,883         --
                                                -----------  ---------
Net income                                        $  6,719    $ 4,353
                                                ===========  =========

      Net income per Common Share - Basic
Net income per Common Share - Continuing
 operations                                       $    .12    $   .12
Net income per Common Share - Discontinued
 operations                                             --        .01
Net income per Common Share - Extraordinary item       .09         --
                                                -----------  ---------
Net income per Common Share                       $    .21    $   .13
                                                ===========  =========
Weighted average Common Shares                      32,753     32,468
                                                ===========  =========

   Net income per Common Share - Diluted (1)
Net income per Common Share - Continuing
 operations                                       $    .11    $   .12
Net income per Common Share - Discontinued
 operations                                             --        .01
Net income per Common Share - Extraordinary item       .09         --
                                                -----------  ---------
Net income per Common Share                       $    .20    $   .13
                                                ===========  =========
Weighted average Common Shares                      33,274     32,766
                                                ===========  =========


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2007 and 2006
            (dollars in thousands, except per share data)
      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)


                                                For the quarters ended
                                                        March 31,
                                                    2007         2006
                                                ------------- --------
Net income                                       $     6,719  $ 4,353
Depreciation of real estate and amortization of
 leasing costs
(net of minority interests' share)
   Wholly owned and consolidated affiliates            4,797    5,034
   Unconsolidated affiliates                             475      412
Income attributable to minority interest in
 Operating Partnership                                   144       94
Distributions - Preferred OP Units                         8       62
Gain on sale (net of minority interests' share
 and income taxes)                                        --     (372)
Extraordinary item (net of minority interests'
 share and income taxes)                              (2,883)      --
                                                ------------- --------
Funds from operations                                  9,260    9,583
Add back: Extraordinary item, net (3)                  2,883       --
                                                ------------- --------
Funds from operations, adjusted for
 extraordinary item                              $    12,143  $ 9,583
                                                ============= ========
     Funds from operations per share - Diluted
Weighted average Common Shares and OP Units (4)       34,113   33,757
                                                ============= ========
Funds from operations, adjusted, per share       $       .36  $   .28
                                                ============= ========


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
              As of March 31, 2007 and December 31, 2006
            (dollars in thousands, except per share data)


                  SELECTED BALANCE SHEET INFORMATION
                                            March 31,     December 31,
                                               2007           2006
                                         ---------------- ------------

Cash and cash equivalents                       $111,643     $139,571
Rental property, at cost                         738,572      677,238
Total assets                                     841,931      851,692
Mortgage notes payable                           452,265      447,402
Total liabilities                                505,703      496,836


    Notes:

    (1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

    (2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and net operating income ("NOI") to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company's method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Reference is made to the Company's Quarterly Supplemental Disclosure filed on Form 8-K with the SEC for a reconciliation of the other non-GAAP financial measures used in this press release (i.e. "net operating income" and "EBITDA") to the most comparable GAAP financial measures.

    (3) The extraordinary item represents the Company's share of estimated extraordinary gain related to its investment in Albertson's. The Albertson's entity has recorded an extraordinary gain in connection with the allocation of purchase price to assets acquired. The Company considers this as an investment in an operating business as opposed to real estate. Accordingly, all gains and losses from this investment are included in FFO.

    (4) In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 660 and 654 OP Units into Common Shares for the quarters ended March 31, 2007 and 2006, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 179 and 337 Common Shares for the quarters ended March 31, 2007 and 2006, respectively.


    CONTACT: Acadia Realty Trust
             Investor Relations
             Jon Grisham, VP, 914-288-8142